Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-93703) pertaining to the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees of our report dated June 13, 2003, with respect to the financial statements and supplemental schedule of the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Denver, Colorado

June 27, 2003